UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

April 3, 2015

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐⁯Written communications pursuant to Rule 425 under the Securities Act
☐⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On or about January 5, 2015, ProtoKinetix, Incorporated, a Nevada corporation (the "Company") entered into an Assignment of Patents and Patent Application (the "Patent Assignment") between the Company and Institut National des Sciences Appliquées de Rouen ("INSA") for the assignment of certain patents and all rights associated therewith (the "Patents").  The Company and INSA had previously entered into a licensing agreement for the Patents in August 2004.  The Patent Assignment transfers all of the Patents and rights associated therewith to the Company upon payment to INSA of the sum of 25,000 Euros.

Through this assignment, ProtoKinetix, Incorporated is now the sole owner of all the patent applications and all issued patents of the "Gem difluorinated C-glycopeptides, their preparation and their use for the preservation of biological materials and/or in cryosurgery" family, and all the rights associated therewith.  Importantly, this family includes issued patents in Canada (Patent No. CA2,558,801), England, France, and Germany (Patent No. EP1,817,329) and the United-States (Patent No. US8,394,362).

These Patents secure, amongst other things, key intellectual property rights to the Company's AAGP™ lead compound.  Also covered in these Patents are compositions of matter, methods of preparing, and uses of said lead compound for specific applications in cryosurgery, preservation of biological material, and cosmetics.

Item 2.01 Completion of Acquisition or Disposition of Assets

On or about March 30, 2015, the Company made payment to INSA of the sum of 25,000 Euros in exchange for the Patents and rights associated therewith pursuant to the terms of the Patent Assignment described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of April 2015.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO